As filed with the Securities and Exchange Commission on September __, 1999
                                                Commission File No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               C-PHONE CORPORATION
             (Exact name of registrant as specified in its charter)

                  NEW YORK                              06-1170506
         (State or other jurisdiction of             (I.R.S. Employer
         incorporation or organization)             Identification No.)

            6714 NETHERLANDS DRIVE, WILMINGTON, NORTH CAROLINA 28405 (Address, including zip code of registrant's principal executive offices)

                               C-PHONE CORPORATION
                              AMENDED AND RESTATED
                             1994 STOCK OPTION PLAN
                            (Full title of the plan)

                                 DANIEL P. FLOHR
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              C-PHONE CORPORATION.
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405
                                 (910) 395-6100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to
                 WARSHAW BURSTEIN COHEN SCHLESINGER & KUH, LLP
                                555 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 984-7700
                       ATTENTION: MICHAEL D. SCHWAMM, ESQ.

                                 CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                 Proposed maximum   Proposed maximum
  Title of each class of       Amount to be         offering        aggregate offering     Amount of
securities to be registered     registered      price per share(2)       price(2)       registration fee
---------------------------     ----------      ------------------       --------       ----------------
Common Stock, $.01 par       375,000 shares(1)       $1.234              $462,881            $129
value per share
========================================================================================================

(1) Consists of shares issuable upon exercise of options granted and to be granted pursuant to the C-Phone Corporation Amended and Restated 1994 Stock Option Plan, subject to adjustment for antidilution as provided therein.

(2) Pursuant to Rule 457(h)(1), the proposed maximum offering price and the proposed maximum aggregate offering price have been calculated on the basis of the average high and low sales prices of C-Phone Corporation's common stock, as reported by the Nasdaq National Market on September 24, 1999.

                                EXPLANATORY NOTE

         The amount being registered hereunder represents an addition to the 500,000 shares of Common Stock of C-Phone Corporation issuable under the C-Phone Corporation Amended and Restated 1994 Option Plan pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 1, 1995 (registration no. 33-95306), which registration statement is incorporated herein by reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by C-Phone Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act are incorporated by reference into this registration statement:

         (a) C-Phone's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1999.

         (b) C-Phone's Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1999.

         (c)      The description of the C-Phone's common stock set forth under
                  Item 1 of its registration statement on Form 8-A, as filed with the Commission on June 22, 1994, which incorporates by reference the description set forth in the prospectus, dated August 19, 1994, contained in its registration statement on Form S-1 (File No. 33-80280), under the caption "Description of Securities - Common Stock."

         All documents subsequently filed by C-Phone with the Commission after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing such documents; PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by C-Phone pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect and prior to the filing with the Commission of C-Phone's Annual Report on Form 10-KSB covering such year, shall not be deemed to be incorporated by reference in this registration statement or be a part hereof from and after the filing of that Annual Report on Form 10-KSB.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement contained in a subsequently filed document, which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Section 722 of the New York Business Corporation Law (the "BCL"), Article SIXTH of C-Phone's Restated Certificate of Incorporation provides that:

         "To the fullest extent now or hereafter provided for or permitted by law, the Corporation shall indemnify the directors and officers of the Corporation and, in connection therewith, advance expenses with respect thereto. The rights to indemnification and advancement of expenses granted hereby shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any by-law, resolution or agreement permitted by law; shall be deemed to constitute a contractual obligation of the Corporation to any director or officer of the Corporation who serves in such a capacity at any time while such rights are in effect; shall continue to exist after the repeal or modification hereof, to the extent permitted by law, with respect to events occurring prior thereto; and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, spouse, heirs, executors, administrators or assigns of such person."

         In addition, Section 8.1 of C-Phone's By-Laws provides that:

         "The Corporation shall, to the fullest extent now or hereafter permitted by the New York Business Corporation Law, indemnify any Director or officer who is or was made, or threatened to be made, a party to an action, suit or proceeding including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of such action, suit or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such Director or officer if a judgment or other final adjudication adverse to the Director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Such right of indemnification shall not be deemed exclusive of any other rights to which such Director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this
         Section 8.1 shall be deemed to be a contract between the Corporation and each Director and officer who serves in such capacity at any time while this Article 8 and the relevant provisions of the New York Business Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts."

         The BCL, among other things, permits C-Phone to indemnify any person who was or is a party to any action by reason of the fact that such person is or was or has agreed to become a director or officer of C-Phone, or is or was serving at the request of C-Phone as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability incurred by him or her in connection with such action, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of C-Phone, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of C-Phone and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         As permitted by Section 402(b) of the BCL, Article SEVENTH of C-Phone's Restated Certificate of Incorporation provides that:

         "To the fullest extent now or hereafter provided for or permitted by law, directors of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in their capacity as directors. Any repeal or modification hereof shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

         Section 402(b) of the BCL permits a corporation to eliminate or limit the personal liability of its directors to its shareholders and the corporation for damages for any breach of duty in such capacity.

         The BCL, among other things, provides that the foregoing provisions of C-Phone's Restated Certificate of Incorporation and By-Laws do not limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or he or she gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated the BCL.

         C-Phone also has obtained directors and officers liability insurance which covers the expenses incurred (subject to a deductible amount) in defending against a claim for breach of duty of a director or officer to the extent that such claim is also subject to a right of indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.    Description
-----------    -----------

4 Instruments defining the rights of security holders, including indentures

               4.1 Restated Certificate of Incorporation, as filed with the Secretary of State of the State of New York on February 24, 1994(1)

               4.2 Certificate of Amendment to Certificate of Incorporation, as filed with the Secretary of State of the State of New York on August 9, 1996(2)

               4.3 Certificate of Amendment to Certificate of Incorporation, as filed with the Secretary of State of the State of New York on August 12, 1997(3)

               4.4 Certificate of Amendment to Certificate of Incorporation, as filed with the Secretary of State of the State of New York on December 18, 1997(4)

               4.5    By-laws, as currently in effect(1)

               4.6 Form of certificate representing shares of the C-Phone Corporation common stock(5)

               4.7 C-Phone Corporation Amended and Restated 1994 Stock Option Plan and Form of Option Agreement.*

5             Opinion re legality

               5.1    Opinion of Warshaw Burstein Cohen Schlesinger & Kuh, LLP*

15            Letter on unaudited interim financial information - not applicable

23            Consent of experts and counsel

              23.1 Consent of Warshaw Burstein Cohen Schlesinger & Kuh, LLP (contained in Exhibit 5.1)

              23.2    Consent of PricewaterhouseCoopers LLP*

24            Power of attorney (contained in the signature pages hereto)

28 Information from reports furnished to state insurance regulatory authorities not applicable.

99            Additional exhibits - not applicable

-----------------

*Filed herewith

(1) Incorporated by reference to an Exhibit filed as part of the Company's Registration Statement on Form S-1 (the "S-1 Registration Statement") (Registration No. 33-80280), filed on June 14, 1994.

(2) Incorporated by reference to an Exhibit filed as part of the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended August 30, 1996.

(3) Incorporated by reference to an Exhibit filed as part of the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended August 30, 1997.

(4) Incorporated by reference to an Exhibit filed as part of the Company's Current Report on Form 8-K, dated December 31, 1997.

(5) Incorporated by reference to an Exhibit filed as part of Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 33-80280), filed on August 11, 1994.

ITEM 9.  UNDERTAKINGS.

         C-Phone undertakes that it will:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) Include any additional or changed material information on the plan of distribution.

         PROVIDED, HOWEVER, that C-Phone does not need to give the statements in paragraph (1)(i) and (1)(ii) if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by C-Phone under the Exchange Act.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of C-Phone pursuant to the foregoing provisions, or otherwise, C-Phone has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         If a claim for indemnification against such liabilities (other than the payment by C-Phone of expenses incurred or paid by a director, officer or controlling person of C-Phone in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, C-Phone will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on September 27, 1999.

                                  C-PHONE CORPORATION


                                  By /s/ DANIEL P. FLOHR
                                     -----------------------------------------
                                         Daniel P. Flohr
                                         President and Chief Executive Officer

         Each person whose signature appears below hereby constitutes and appoints Daniel P. Flohr, Tina L. Jacobs and Paul H. Albritton, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, hereby ratifying and confirming all that such attorneys-in-fact or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature                                 Title                                     Date
---------                                 -----                                     ----
/s/ DANIEL P. FLOHR           President, Chief Executive Officer             September 27, 1999
-------------------------     and Director (Principal Executive Officer)
Daniel P. Flohr

/s/ SEYMOUR L. GARTENBERG     Director                                       September 27, 1999
-------------------------
Seymour L. Gartenberg

/s/ TINA L. JACOBS            Director                                       September 27, 1999
-------------------------
Tina L. Jacobs

/s/ DONALD S. MCCOY           Director                                       September 27. 1999
-------------------------
Donald McCoy

/s/ E. HENRY MIZE             Director                                       September 27, 1999
-------------------------
E. Henry Mize

/s/ STUART E. ROSS            Director                                       September 27, 1999
-------------------------
Stuart E. Ross

/s/ PAUL H. ALBRITTON         Vice President and Chief Financial             September 27, 1999
-------------------------     Officer (Principal Financial and
Paul H. Albritton             Accounting Officer)